Exhibit 10.4
SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (this “Agreement”) is entered into between Nathan R. Reese (“Reese”) and Hypotheca Capital, LLC (the “Company”), as follows:

1.    Resignation from Positions and Agreement to Assist in Transition of His Duties. Resignation from Positions and Agreement to Assist in Transition of His Duties. Effective immediately, Reese is resigning as Chief Operating Officer and Secretary of New York Mortgage Trust, Inc. (“NYMT”) and each of its direct and indirect subsidiaries, including the Company. Reese has agreed to remain at the Company through July 31, 2023 (the “Termination Date”), where he will serve as a Consultant assisting in the transition of his duties.

2.    Release. Reese agrees to execute the Release (as defined below) on July 31, 2023, or as soon thereafter as possible, but no later than the close of business on August 10, 2023. Reese acknowledges that the Severance Benefit includes consideration which Reese would not be entitled to receive but for Reese’s execution and non-revocation of the Release.any dividends or other distribution with respect to the PSUs.

3.    Continued Salary and Benefits through July 31, 2023. Whether or not Reese signs the Release which is attached hereto as Exhibit A and incorporated herein by reference for all purposes (the “Release”) or revokes the Release after signing it, the Company will continue to pay Reese’s annualized base salary and Reese will remain eligible for all employment benefits through the Termination Date on July 31, 2023. Additionally, in his final paycheck, Reese shall receive $10,769.23 payment for seven (7) days of unused or accrued vacation, subject to a corresponding reduction in the event Reese uses any such unused or accrued vacation days prior to the Termination Date.

4.    Severance Benefits. Provided that Reese executes the Release and returns a signed copy of each to the Company care of Jason Serrano at jserrano@NYMTrust.com so that it is received no earlier than the Termination Date and no later than the close of business on August 10, 2023, and does not revoke the Release at any time within seven (7) days after such execution, the Company agrees to provide Reese a cash payment equal to $700,000.00 less applicable taxes and withholdings (the “Severance Payment”), which will be paid no later than Augusts 31, 2023. The Company will also pay COBRA insurance premiums for Employee and Employee’s dependents, if Employee and Employee’s dependents were covered by Employee’s insurance policy prior to Employee’s termination, through December 31, 2023. In the event that Employee’s entitlement to COBRA coverage should cease before that time, the Company will have no obligation to continue payment of Employee’s COBRA premiums. If Employee remains eligible for COBRA after December 31, 2023, Employee will be responsible for making timely payments to continue that coverage.

5.    Legal Proceedings. Reese represents that he has not filed any claim, notice or any other document describing or naming NYMT, the Company or any of their direct or indirect subsidiaries with any governmental agency.

6.    Mutual Non-Disparagement. Reese will not, whether verbally, in writing or by electronic means, make or publish any negative or unfavorable statement of any kind about, nor otherwise criticize or disparage, NYMT, the Company or any their direct or indirect subsidiaries or any of their employees, its directors, services or operations, whether such statements are true or untrue. The Company will not, and will cause NYMT to not, whether verbally, in writing or by electronic means, make or publish any negative or unfavorable statement of any kind about, nor otherwise criticize or disparage Reese, Reese’s services, conduct or character, whether such statements are true or untrue. Nothing contained herein prohibits Reese or the Company from testifying truthfully under oath where compelled by law to do so.

7.    Section 409A. Notwithstanding anything herein to the contrary: (i) Reese’s termination of employment on the Termination Date is intended to constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations and (ii) it is the intent of the Company and Reese that the amounts deliverable pursuant to Section 5 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) and will be settled in a manner compliant with Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are compliant with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Reese on account of non-compliance with Section 409A.

8.    Proprietary and Confidential Information. Reese agrees and acknowledges that, because of his employment with the Company, he has acquired information regarding the Company’s trade secrets and/or proprietary and confidential information, including, but not limited to financial information, compensation information, pricing information, market strategies, ideas, and plans, related to the Company’s past, present or anticipated business. Therefore, except as may be required by law, Reese acknowledges and agrees that he will not, at any time, disclose to others, permit to be disclosed, used, permit to be used, copy or permit to be copied, any trade secrets and/or proprietary and confidential information acquired during his employment with the Company. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it for any such breach or threatened breach, including the recovery of damages and attorney’s fees. In the event that a court determines that Reese has breached this Section of the Agreement, the Company will be entitled to recover any attorney’s fees in seeking enforcement of this Section.

9.    Return of Documents and Property. Reese agrees that when he leaves the Company on July 31, 2023, he will return any laptops or equipment belonging to the Company and that he will not retain any documents, files or other materials (including any electronically-stored information) belonging to the Company or that contain Company’s trade secrets and/or proprietary and confidential information.

10.    Dispute Resolution. Any claim, controversy or dispute as to interpretation and/or enforcement of this Agreement and/or the Release shall be resolved by binding arbitration in accordance with the provisions of the Employment Agreement.

11.    Savings Clause. Should any provision of this Agreement be declared to be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

12.    Entirety of Agreement. This Agreement and the Release set forth the entire Agreement between the parties hereto, and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

13.    Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors and permitted assigns; provided, however, that Reese may not assign nor transfer to any person or entity any of Reese’s rights or benefits hereunder, and any such purported assignment shall be void. Reese warrants and represents to the Company that Reese has not conveyed nor assigned, nor attempted to convey nor assign, any interest in or to any of the claims being released herein to any other person or entity.

14.    No Admission. This Agreement is entered into to compromise and settle disputed claims and legal issues, and neither the execution of this Agreement, nor the payment or furnishing of the Severance Benefit shall constitute or be deemed to be an admission of liability on the part of any of the Releasees all of which is expressly denied.

15.    Governing Law. This Agreement is made and entered into in the State of New York and shall in all respects be interpreted, enforced, and governed under the laws of the State of New York.

16.    Effective Date. The Effective Date of this Agreement shall be the date on which it has been signed by both Reese and the Company.

SIGNED this 26th day of April, 2023.

HYPOTHECA CAPITAL, LLC
By:	/s/ Jason Serrano
Name:	Jason Serrano
Title:	CHIEF EXECUTIVE OFFICER

SIGNED this 26th day of April, 2023.
/s/ Nathan R. Reese
Nathan R. Reese

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement is entered into by Nathan R. Reese (“Employee”) and is that certain Release referenced in the Separation and Consulting Agreement (“Separation Agreement”) entered into between Employee and Hypotheca Capital, LLC (the “Company”). Capitalized terms used but not defined herein have the meanings given to them in the Separation Agreement.

1.    Employee acknowledges and agrees that as of August 1, 2023, Employee was no longer employed by, or in any other service relationship with, any Released Party (as defined below).

2.    For and in consideration of the Severance Benefits described in the Separation Agreement, Employee does hereby forever, fully and finally release, acquit, and discharge the Company, NYMT and their affiliated entities, along with each of the foregoing entities’ respective past, present and future members, trustees, officers, directors, managers, fiduciaries, agents, insurers, and benefits plans (and the fiduciaries of such plans), in their personal and representative capacities (collectively, the “Released Parties”), from liability for, and does hereby covenant and agree never to institute or cause to be instituted any suit or other form of action or proceeding of any kind or nature whatsoever against any of the Released Parties based upon, claims, demands, losses, indebtedness, agreements, promises, causes of action, obligations, damages and liabilities of any nature whatsoever, in law or in equity, whether or not known, suspected or claimed, that Employee has ever had, has claimed to have, now has, or could have against any Released Party by reason of any act, event, omission, occurrence, or thing existing or occurring on or before the date that Employee signs this Release Agreement (the “Signing Date”), including, without limitation, any and all claims, demands, losses, indebtedness, agreements, promises, causes of action, obligations, damages and liabilities relating to Employee’s employment with the Company, including, without limitation: (i) any alleged violation of the Age Discrimination in Employment Act of 1967, as amended, and any other federal, state or local labor or employment law, including those relating to anti-discrimination and anti-retaliation, or any other local, state or federal law, regulation or ordinance; (ii) any public policy, contract, tort, or common law claim; (iii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, any Released Claims (as defined below); (iv) any and all rights, benefits or claims Employee may have under any incentive compensation plan or agreement, and (v) any claim for compensation or benefits of any kind through the Signing Date (collectively, the “Released Claims”).

3.    The foregoing release does not release or impair (i) any rights to vested benefits under an employee benefits plan of any Released Party that is subject to the Employee Retirement Income Security Act of 1974, as amended, or (ii) any claims first arising after the Signing Date. Nothing in this Release Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Release Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other federal, state or local agency or participating in any investigation or proceeding conducted by the EEOC or other federal, state or local agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. Nothing herein limits Employee’s right to receive an award for information provided to any governmental agency.

4.    Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee has been entitled during the period of Employee’s employment or service relationship with the Company and any other Released Party prior to the Signing Date, and Employee has received all wages, been afforded all rights, and been paid all bonuses, compensation and other sums that Employee is owed or has been owed by the Company and the other Released Parties prior to the Signing Date.

5.    Employee agrees not to bring or join any lawsuit against any of the Released Parties in any court relating to any of the Released Claims. Employee hereby represents and warrants that Employee has not filed any claims, complaints, charges or lawsuits against any of the Released Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the date that Employee signs this Release.

6.    By executing and delivering this Release, Employee hereby expressly acknowledges that:

(a) Employee has carefully read this Release;
(b) Employee has had sufficient time (and at least 21 days) to consider this Release before the execution and delivery hereof to the Company;
(c) Employee is hereby advised in writing to discuss this Release with an attorney of Employee’s choice and Employee has had adequate opportunity to do so prior to executing this Release;
(d) Employee fully understands the final and binding effect of this Release; the only promises made to Employee to sign this Release are those stated in the Separation Agreement and herein; and Employee is signing this Release knowingly, voluntarily and of Employee’s own free will, and Employee understands and agrees to each of the terms of this Release; and
(e) Employee’s entry into this Release Agreement is a condition to Employee’s receipt of the Severance Benefits, and that, in the absence of timely executing and returning this Release Agreement, Employee would not be entitled to receive the Severance Benefits.

7.    Notwithstanding the initial effectiveness of this Release Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Release Agreement within the seven-day period beginning on the date Employee executes this Release Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be received by the Company, care of Jason Serrano at jserrano@NYMTrust.com so that it is received no later than 11:59 p.m. New York City time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then no Severance Benefits (or portion thereof) shall be provided to Employee and the release of claims set forth in this Release Agreement shall be of no force or effect.

8.    The provisions of the Separation Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations promulgated thereunder, “Section 409A”), and the Separation Agreement and this Release Agreement shall be construed and interpreted in a manner consistent with such intent. Any Severance Benefits to which Employee is entitled under the Separation Agreement shall be considered a separate and distinct payment for purposes of Section 409A. Notwithstanding the foregoing, none of the Released Parties make any representations that the Severance Benefits or are exempt from Section 409A, and Employee acknowledges and agrees that in no event shall any Released Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

9.    This Release Agreement and the releases and covenants contained herein shall be binding upon Employee, Employee’s heirs, executors, administrators, assigns, agents, and anyone purporting to claim through or on behalf of Employee. This Release Agreement and the releases and covenants contained herein shall inure to the benefits of all Released Parties and each of their respective predecessors, successors, and assigns

In signing below, Employee expressly acknowledges that Employee is entering into this Release Agreement knowingly and voluntarily as of the date printed below.

EMPLOYEE

Nathan R. Reese

Date